Exhibit 8(gg)(2)

Amendment to Participation Agreement (Franklin Templeton)

AMENDMENT OF PARTICIPATION AGREEMENTS

This amendment (the Amendment) to the Participation Agreements (individually, the “Agreement, collectively, the “Agreements) identified in Attachment A, attached hereto, is made effective as of March 1, 2012. Unless otherwise indicated, the terms defined in the Agreement shall have the same meanings in this Amendment.

1. Section 10.8 “Confidential Information” is hereby replaced in its entirety by the paragraph set forth below:

10.8 Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means personal information of an owner’s customers or any non-public, proprietary information, data or know-how of an owner identified in writing as such. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal and state laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with laws and regulations relating to personal information security and with all other applicable federal, state laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2. All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

The Companies:

TRANSAMERCA LIFE INSURANCE COMPANY

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

	By:	/s/ Arthur D. Woods
	Name:	Arthur D. Woods
	Title:	Vice President

The Distributor:	TRANSAMERICA CAPITAL, INC.

	By:	/s/ Brenda L. Smith
	Name:	Brenda L. Smith
	Title:	Assistant Vice President

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
	By:	/s/ Karen L. Skidmore
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/ Steven M. Kluever
	Name:	Steven M. Kluever
	Title:	Vice President

ATTACHMENT A

1. Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Transamerica Financial Life Insurance Company and Transamerica Capital, Inc., dated May 1, 2004, as amended.

2. Amended and Restated Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Transamerica Life Insurance Company and Transamerica Capital, Inc., dated May 1, 2007, as amended.

3. Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company) and Transamerica Capital, Inc., dated March 1, 2005, as amended.

4. Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., M L Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York) and Transamerica Capital, Inc., dated March 1, 2005, as amended.

5. Participation Agreement between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., Western Reserve Life Assurance Company of Ohio and Transamerica Capital, Inc., dated November 10, 2008, as amended.

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